Cooperation Agreement

Party A: Sino Fibre Telecommunications Inc.

Party B: China Association Of Small And Medium Enterprises

Sino Fiber Telecommunications Inc. is the NASDAQ OTCBB listed company dedicated in providing value added service for international fiber telecommunications.

In order to explore Chinese market, China Business Online Company Limited is planned to be established in china, introducing e-business and market oriented business and providing barter trade service for Chinese small and medium enterprises. China Association of Small and Medium Enterprises is administered by

National Development and Reform Commission with the objective of serving the members and Chinese SMEs. Both parties think that taking advantage of advanced international management practice to provide barter trade service for Chinese SMEs is of great significance. Upon the friendly negotiation both parties reach the cooperative agreement as follows:

1.  Both parties agree to establish China Business Online Company Limited jointly in

China;

2.  China Business Online Company Limited is wholly funded by Party A;

3.  Party B will mainly provide with the CASME brand, government background resources and member resources to assist Party A in developing China Business

Online Company Limited's business;

4.  Party A agrees that Party B enjoys 15% performance shares equity. The specific equity allocation method will be identified after the establishment of the company.

5.  After the signing of the Agreement, Party A should complete the company registration within 40 working days and ensure the investment fund in place timely according to related Chinese laws and regulations;

6.  After China Business Online Company Limited's receipt of Party A's investment fund, both parties will organize outreaching and service activities upon negotiation;

7.  Other matters not settled by this agreement shall be solved through friendly,

cooperative negotiations between the two parties;

8.  The agreement shall become null and void, if China Business Online Company

Limited could not be officially established upon the agreed time.

Party A: Sino Fibre Telecommunications Inc.	Party B: China Association Of Small and Medium Enterprises
Authorized Representative: /s/ Ben Yan Date: December 31, 2007	Authorized Representative: /s/ Guangyu Gao Date: 29th December, 2007